Exhibit 3.51

OPERATING AGREEMENT OF

        THIS OPERATING AGREEMENT is executed this first day of October, 1997, by OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("OHI").

        1.    Formation.    OHI hereby acknowledges that

          (a)   on the date hereof, the articles of organization of                          (the "Company") became effective with the State Department of Assessments and Taxation of the State of Maryland (the "Department"), thereby forming the Company as a limited liability company under the Maryland Limited Liability Company Act, as amended (the "Act"), and

          (b)   from and after the date hereof, the Company shall be operated pursuant to (i) the aforementioned restated articles of organization, as such articles may from time to time hereafter be amended or further restated, and (ii) this operating agreement, as it may from time to time hereafter be amended or restated (this "Agreement").

        2.    Name/Office/Agent.    The name of the Company shall be                         . The address of the Company's principal office shall be 32 South Street, Baltimore, Maryland 21202, and the name and the address of the Company's resident agent shall be The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

        3.    Definitions.    For purposes of this Agreement, the following terms shall have the respective meanings ascribed to them in this Paragraph 3.

        "Act" has the meaning ascribed to it in Paragraph 1.

        "Affiliate" means any person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with; a Member or Manager.

        "Agreement" has the meaning ascribed to it in Paragraph 1.

        "Code" means the Internal Revenue Code of 1986, as amended, and references to the provisions thereof shall include references to corresponding provisions of subsequent law.

        "Company" has the meaning ascribed to it in Paragraph 1.

        "Contributions" means the amount of cash or the fair market value of other property contributed to the Company or required to be contributed to the Company.

        "Department" has the meaning ascribed to it in Paragraph 1.

        "Majority Interest" means any group of Members who together hold an aggregate Percentage of at least 50.1%.

        "Manager" has the meaning ascribed to it in Paragraph 6.

        "Members" means (a) OHI and any person or persons who may hereafter be admitted to the Company in accordance with Paragraph 14, and (b) in the event of action taken to grant a person membership in the Company pursuant to Paragraph 13, any successor to any one or more of them.

        "Percentages" means the Members' respective interests in the Profits of the Company, which, as of the date of this Agreement, and until adjusted in accordance with the terms of this Agreement, shall be 100% in the case of OHI.

        "Profits and Losses" means taxable profits or losses of the Company for each Fiscal Year (or other period) determined in accordance with Code Section 703 (provided that (a) any tax-exempt income shall be added to such taxable income or loss, and (b) any Code Section 705(a)(2)(B) expenditures shall be subtracted from such taxable income or loss).

        4.    Scope.

        (a)   The Company is organized to (i) purchase (and/or otherwise acquire) ownership and/or leasehold interests in one or more nursing homes as may be selected by the Manager in any one or more states, and (ii) assume (and/or otherwise incur) any such obligations, and conduct any such operations, as shall be incidental or reasonably related thereto (including, without limitation, the acquisition of other continuing-care facilities in any one or more states to provide services akin to, or in support of, services traditionally rendered by nursing homes).

        (b)   No Member or Manager need afford the Company or any other Member or Manager the opportunity to acquire, invest or participate in any business or investment that such Member or Manager may wish to acquire in its own name, whether or not such business would otherwise be an opportunity of the Company.

        5.    Contributions.    To the extent approved by the Manager from time to time, the Members may be requested to make Contributions or additional Contributions, on such terms as the Manager may prescribe. If the Manager determines that such additional Contributions are necessary or appropriate, the Members shall have the opportunity (but not the obligation) to participate in such additional Contributions on a pro rata basis in accordance with their Percentages. If any Member fails to contribute its share, the Percentages shall be reallocated in proportion to the initial and all additional Contributions of each Member. No Member shall be required to restore any deficit in its capital account, and, until termination of the Company, no Member shall withdraw any of its capital account.

        6.    Management.    The Company shall be managed by a manager (the "Manager"), who shall speak for, and act of behalf of, the Company. The initial Manager shall be OHI. An incumbent Manager shall so serve until the Manager's (a) resignation, (b) death or dissolution, or (c) termination as otherwise required by the Act. Upon the termination of a Manager's tenure as Manager, a new Manager shall be selected by the Majority Interest.

        7.    Liability.

        (a)   No Manager or Member shall be liable for the acts or obligations of the Company, unless such Manager or Member shall have expressly assumed such liability.

        (b)   The Manager shall discharge its management duties in good faith, and no Manager shall be liable for monetary damages to the Company for any breach of any such management duties, except for (i) receipt of a financial benefit to which the Manager is not entitled, (ii) assenting to a distribution in violation of this Agreement or the Act, or (iii) a knowing violation of the law.

        (c)   The Company shall indemnify any Manager (and may indemnify any employee or agent of the Company or Manager) who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (other than an action by or in the right of the Company), by reason that such person is or was a Manager, employee or agent of the Company or Manager, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, but only if the person acted in good faith, without gross negligence and in a manner that such person reasonably believed to be in the best interests of the Company, and, with respect to a criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. To the extent that a Manager, employee or agent of the Company (or of the Manager) is successful in defending an action, suit or proceeding referred to in this Section 7, or in defending any claim, issue or other matter in the action, suit or proceeding, such person shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided herein. Any indemnification permitted under this Subsection 7(c) shall (unless ordered by a court) be made by the Company only as authorized in the specific case, upon a determination that the indemnification is proper under the circumstances because the person to indemnify has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement. This determination and evaluation shall be made in good faith by a majority (by Percentages) of those Members who are not parties or threatened to be made parties to the action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to any Manager, employee or agent of the Company (or of the Manager) for or in connection with (i) the receipt of a financial benefit to which such person is not entitled, (ii) voting for or assenting to a distribution to Members in violation of this Agreement or Act, or (iii) a knowing violation of law.

        8.    Capital.    A capital account shall be maintained for each Member, to which Contributions and Profits shall be credited and against which distributions and Losses shall be charged. Capital accounts shall be maintained in accordance with the accounting principles of Code Section 704.

        9.    Profits and Losses.    The Profits and Losses of the Company shall be determined as of the end of each fiscal year, and shall be allocated among the Members in proportion to their respective Percentages.

        10.    Distributions.

        (a)   The availability of cash (or other assets) for distribution to the Member shall be determined by the Manager, in the exercise of its sole discretion, after accounting for (i) the payment (or the establishment of a reserve for the payment) of Company debt, and (ii) the purchase, repair or improvement (or the establishment of a reserve for the purchase, repair or improvement) of assets owned or leased (or to be owned or leased) by the Company.

        (b)   Available cash (or other assets) shall be distributed to the Members, at such times as the Manager may discretionarily determine, in the following priority:

            (i)  first, among the Members in proportion to, and to the extent of, their respective capital-account balances, and

           (ii)  the balance, among the Members in proportion to their respective Percentages.

        11.    Dissolution.    The Company shall be dissolved upon the first to occur of (a) the written consent of all Members, (b) the sale or other disposition of substantially all of the Company's assets, or (c) the entry of a decree of judicial dissolution.

        12.    Winding Up.    Upon termination of the Company, the Manager shall conclude the Company's affairs. The Company's assets may be liquidated or transferred in kind, as determined by the Manager. The Company's assets shall first be applied toward the payment of Company debt, and then shall be distributed to the Members consistent with Paragraph 10, after the allocation under Paragraph 9 and any after accounting for any prior distributions.

        13.    Assignment.    Subject to the following sentences of this Paragraph 13, a Member may assign its interest in the Company, in whole or in part, but only with the consent of the Manager. Such assignment shall not of itself substitute the assignee as a Member. Moreover, such assignment shall entitle the assignee to none of the rights of a Member, whether under this Agreement or under the Act, other than the right to receive (to the extent assigned) the distributions to which the assigning Member would otherwise be entitled. An assignee shall not be admitted as a Member, unless the Majority Interest consents thereto in writing.

        14.    Admission and Withdrawal.

        (a)   Other than as provided in Paragraph 13 with respect to the successors and assigns of then-existing Members, and other than as provided in the last sentence of this Subparagraph 14(a), no additional Member shall be admitted to the Company without (i) the consent of the Manager, and

(ii) the approval of the Majority Interest. The approval of the Majority Interest shall be solicited pursuant to a written proposal that (i) shall have been agreed to by the Manager and the candidate, (ii) shall specify the terms of the proposed admission, including the candidate's identity, date of admission, Percentage and commitment to make Contributions, and (iii) shall specify that all then existing Percentages shall be diluted ratably to the aggregate extent of the candidate's Percentage, provided that a particular Member's Percentage may be disproportionately diluted, but only if, and only to the extent, such Member specifically agrees to such disproportionate dilution.

        (b)   No Member may withdraw from the Company without the discretionary consent of all Members, which, if given, shall specify the terms of such withdrawal. A Member resigning from the Company in violation of this Subparagraph 14(b) shall receive, as payment in full upon the automatic and immediate redemption of its Percentage and capital account, either (i) the ongoing equity distributions to which it would otherwise be entitled were it still a Member, or (ii) within 12 months after withdrawal, a payment equal to the withdrawing Member's capital-account balance. In the event such withdrawal is volitional, the withdrawing Member shall be liable for, and the payment otherwise owing it under this Subparagraph 14(b) shall be subject to setoff to the extent of, any and all damages resulting to the Company and/or Members from such breach of this Agreement.

        (c)   A Manager may not voluntarily resign as Manager, without the consent of the Majority Interest.

        15.    Amendment.    This Agreement may be amended only by the written consent of all Members.

        16.    Miscellaneous.    This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns. No provision of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Company or any other person not a party to this Agreement.

        THE UNDERSIGNED has executed this Agreement as of the date first above written.

OMEGA HEALTHCARE INVESTORS, INC.
By:
Name:
Title: